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                     [NUSSBAUM YATES & WOLPOW, P.C. LETTERHEAD]


                 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
CutCo Industries, Inc. and Subsidiaries
Syosset, New York

We have audited the accompanying consolidated balance sheet of CutCo Industries, Inc. and Subsidiaries as of June 30, 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CutCo Industries, Inc. and Subsidiaries as of June 30, 1998, and the results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.

                              /s/ Nussbaum Yates & Wolpow, P.C.

Melville, New York
September 4, 1998